Exhibit 99.1

WYNN RESORTS ANNOUNCES TERMINATION OF PHILADELPHIA DISCUSSIONS

LAS VEGAS – (Business Wire) – April 8, 2010 – Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Development Associates, LLC, and certain other of its wholly owned subsidiaries have terminated all agreements and negotiations with respect to a potential investment in the Foxwoods Casino project in Philadelphia, PA.

"We are fascinated by the legalization of full gaming in Pennsylvania and stimulated by the opportunity that it presents for Wynn Resorts, but this particular project did not, in the end, present an opportunity that was appropriate for our company," commented Stephen A. Wynn, Chairman and CEO of Wynn Resorts, Limited.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

We opened Encore, an expansion of Wynn Las Vegas on December 22, 2008. Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, approximately 72,000 square foot casino, 12 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites, an approximately 205,000 square foot casino, casual and fine dining in six restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

We are completing construction of Encore at Wynn Macau, a further expansion of Wynn Macau which will add a fully-integrated resort hotel to Wynn Macau, planned to include approximately 410 luxury suites and four villas along with restaurants, additional retail space and additional gaming space.

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